Exhibit 3.2

LIMITED PARTNERSHIP AGREEMENT

OF

VTTI ENERGY PARTNERS LP

This LIMITED PARTNERSHIP AGREEMENT (this “Agreement”), dated April 11, 2014, of VTTI ENERGY PARTNERS LP (the “Partnership”) is entered into by and among VTTI Energy Partners GP LLC, a Marshall Islands limited liability company, as general partner (the “General Partner”) of the Partnership, and VTTI MLP Partners B.V., a limited liability company formed under the laws of the Netherlands, as limited partner (the “Limited Partner”) of the Partnership.

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Registrar of Corporations of the Republic of the Marshall Islands as described in the first sentence of Section 2.4, as amended or restated from time to time.

“Marshall Islands Act” means the Marshall Islands Limited Partnership Act, as amended from time to time, and any successor to such act.

“Partner” means the General Partner or any Limited Partner.

“Percentage Interest” means, with respect to any Partner, the percentage of cash contributed by such Partner to the Partnership as a percentage of all cash contributed by all the Partners to the Partnership.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation. Subject to the provisions of this Agreement, the General Partner and the Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Marshall Islands Act. The General Partner and the Limited Partner hereby enter into this Agreement to set forth the rights and obligations of the Partnership and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Marshall Islands Act.

2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “VTTI Energy Partners LP”.

2.3 Registered Office; Registered Agent. The registered office of the Partnership in the Marshall Islands shall be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by law. The registered agent of the Partnership in the Republic of the Marshall Islands shall be the initial registered agent designated in the Certificate or such other Person or Persons as the General Partner may designate from time to time in the manner provided by law.

2.4 Organizational Certificate. The Partnership was organized as a Marshall Islands limited partnership by the filing of a certificate of limited partnership in the office of the Registrar of Corporations, of the Republic of the Marshall Islands on April 11, 2014. The General Partner shall file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership under the laws of the Republic of the Marshall Islands and any jurisdiction in which the Partnership may elect to do business.

2.5 Partnership Interests. Effective as of the date hereof, the General Partner shall have a 2.0% Percentage Interest, which shall be a general partner interest, and the Limited Partner shall have a 98.0% Percentage Interest.

ARTICLE III

PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Marshall Islands Act.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Simultaneously herewith, and as consideration for the issuance of partnership interests described in Section 2.5, the Limited Partner has contributed to the Partnership $980.00 in cash and the General Partner has contributed to the Partnership $20.00 in cash.

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS

5.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners as may be required by the Marshall Islands Act and as determined by the General Partner as consistent therewith.

5.2 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE VI

MANAGEMENT AND OPERATION OF BUSINESS

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the Partnership.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

To the fullest extent permitted by law, the Limited Partner shall have no liability under this Agreement.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

8.1 Dissolution. The Partnership shall terminate and be dissolved only upon (i) the Consent of the Partners, (ii) upon the sale of all or substantially all of the assets of the Partnership outside the ordinary course of the Partnership’s business, or (iii) the happening of any other event causing the dissolution or termination of the Partnership as a limited partnership under the laws of the Republic of the Marshall Islands. Dissolution of the Partnership shall be effective on the day on which the event giving rise to the dissolution occurs. A certificate of cancellation shall be filed under the Act upon the dissolution and the completion of winding up of the Partnership, provided however, that the Partnership shall not terminate until the assets of the Partnership have been distributed, after payment of all amounts owed to creditors and after making reasonable provision for other liabilities that may arise, as provided in Article V.

8.2 Liquidation. As soon as practical after the dissolution of the Partnership, the General Partner shall prepare a plan as to whether and in what manner the assets of the Partnership shall be liquidated and the affairs of the Partnership wound up.

ARTICLE IX

AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE X

GENERAL PROVISIONS

10.1 Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership at 25-27 Buckingham Palace Road, London, SW1W 0PP, United Kingdom.

10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

10.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

10.4 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

10.5 Applicable Law. This Agreement shall be governed by, interpreted, and enforced in accordance with the laws of the Republic of the Marshall Islands, without giving regard to principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partner as of the date first set forth above.

GENERAL PARTNER:

VTTI Energy Partners GP LLC

By:	/s/ Rubel Yilmaz
Rubel Yilmaz
Authorized Person

LIMITED PARTNER:

VTTI MLP Partners B.V.

By:	/s/ Rubel Yilmaz
Rubel Yilmaz
Authorized Person 11/04/2014

Signature Page to Limited Partnership Agreement of VTTI Energy Partners LP